CENTENNIAL CELLULAR CORP. CLOSES MERGER WITH AN AFFILIATE OF WELSH,
                            CARSON, ANDERSON & STOWE

          NEPTUNE, N.J.--(BUSINESS WIRE)--Jan. 7, 1999--Centennial Cellular Corp. ("Centennial") (Nasdaq National Market-CYCL), a leading independent cellular provider, announced today the successful closing of the merger of CCW Acquisition Corp., a company organized at the direction of Welsh, Carson, Anderson & Stowe ("WCAS"), with and into Centennial.

          The acquisition of a 92.9% interest in Centennial by WCAS and its co-investor, an affiliate of the Blackstone Group, involves an investment of approximately $580 million in a transaction with a total value of approximately $1.9 billion.

          Thomas E. McInerney, a WCAS general partner, stated, "We are pleased with the outcome of this transaction for all those involved. We are excited to be investing in Centennial, a high-quality company led by an outstanding management team. This investment reflects our view that the communications and information industries are rapidly converging and that leading providers of wireless communications services will benefit from increasing subscriber penetration and growing demand for wireless services."

          As previously announced, holders of Class A Common Stock who elected to receive common shares of the surviving corporation will each receive approximately 9.3% of the shares with respect to which they made an effective election. Their remaining shares and shares held by stockholders who did not make an effective non-cash election will be exchanged for $41.50 in cash per share. Holders of Class B Common Stock will receive $41.50 in cash per share and holders of Convertible Preferred Stock and Second Series Convertible Preferred Stock will receive $41.50 in cash per share on an as-converted basis. Centennial will also effect a stock dividend of two shares of Class A Common Stock for each share of Class A Common Stock outstanding as of January 8, 1999.

          Centennial also announced that it successfully completed its tender offers (the "Offers") and consent solicitations with respect to its outstanding 8 7/8% Senior Notes due 2001 (the "8 7/8% Senior Notes") and the Company's outstanding 10 1/8% Senior Notes due 2005 (the "10 1/8% Senior Notes," and together with the 8 7/8% Senior Notes, the "Senior Notes"). As of 5 p.m., New York City time, on January 6, 1999, the expiration date of the Offers, approximately $248.6 million of $250 million aggregate principal amount of the 8 7/8% Senior Notes had been tendered and approximately $99.8 million of the $100 million aggregate principal amount of the 10 1/8% Senior Notes had been tendered. Centennial has accepted for payment all Senior Notes validly tendered and not properly withdrawn pursuant to the Offers.

          Centennial acquires, operates and invests in wireless telephone systems throughout the United States and wireless and wire line telephone systems in the Commonwealth of Puerto Rico. Centennial's current wireless telephone interest represent approximately 10.1 million Net Pops.




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Approximately 6.5 million of these Net Pops are represented by Centennial's wireless telephone systems located in the continental United States, including approximately 1.1 million Net Pops related to Centennial's minority equity investments in partnerships owning wireless telephone systems. The balance of approximately 3.6 million Net Pops represents Centennial's interest in its wireless telephone systems in Puerto Rico.

          WCAS is a private investment firm based in New York and founded in 1979. WCAS currently manages over $8 billion in private equity capital and focuses primarily on the information services and healthcare industries.